Exhibit 99.1

PHI Group, Inc. Announces Filing of Provisional Patent Application for Multi-Impulse Geomagnetic Energy Aiming to Provide Superior Solutions to Improve Energy Efficiency, Reduce Greenhouse Gas Emissions and Fight Climate Change.

New York, June 25, 2024 (GLOBE NEWSWIRE) – PHI Group, Inc. (n/k/a Philux Global Group Inc., www.philuxglobal.com, PHIL), is pleased to announce that a Provisional Patent Application has been filed with the United States Patent and Trademark Office, Application Number #63/655,846; Docket # 24RMA07, for a new and useful invention entitled “MULTI-IMPULSE ENERGY SYSTEM.” The requirements of law have been complied with, and therefore, the invention disclosed in the above referenced U.S. provisional patent application is legally “Patent Pending” within the United States of America.

Philux Global Energy, Inc., a Wyoming corporation and wholly-owned subsidiary of Philux Global Group, Inc., website https://philuxge.com/ will be the operating company to commercialize energy-related products under this and other related patents to produce and provide generators using the earth’s available geomagnetic energy, produce engines for spaceships, airplanes, ships, cars, trains, motorcycles, etc. powered by the earth’s available geomagnetic energy, as well as developing additional multiple new technologies.

The core technologies include Schumann magnetic resonance, utilizing energy from lightning in the ionosphere, storage in the natural atmosphere as Energy Storage Systems (ESS), acceleration of Muon particles (subatomic particles) in the module, taking advantage of wave nodes and wave troughs in the process of transmitting energy in the form of multi-frequency impulses.

The distinctive advantages of this “Multi-Impulse Energy System” include: 1) not depending on weather conditions, 2) does not require much land and/or water surface, 3) no need for large space – system can be compactly packed in two 40-foot containers for each MW, easy to transport, 4) electromagnetic compatibility with living organisms and humans, no harm effects to the health of humans, livestock, pets, or vegetation, 5) no waste or greenhouse gas emissions, 6) no heat generation, 7) no noise generation, 8) easy know-how protection with quantum encryptions, 9) easy to set up virtual power plants by using proprietary modules to coordinate output synchronously, 10) easy to establish wireless power transmission systems with huge capacity without heat loss at close range, suitable setup for two-way recharging for electric cars.

In particular, the wireless distributed virtual power plant version developed Philux Global Energy, Inc. (WDVPP) is an energy generator distribution system that takes advantage of geomagnetism at the coordinates where the machines are placed at diverse locations all over the world. Instead of relying on a single source of energy, this energy can be changed at will and customers can customize their capacity needs and electricity output which is 100% independent from factories on each continent. Electricity can be distributed from one country to another through AI and IoT without the need for wires.

WDVPP can combine a variety of renewable and non-renewable energy sources such as solar, wind, energy storage batteries, and even energy from consumer systems, such as central air conditioning systems, home air conditioner or smart home device to stabilize and increase productivity according to demand.

WDVPP uses technologies such as artificial intelligence (AI) and Internet of Things (IoT) to gather data from distributed energy sources and predict and adjust energy production and consumption according to demand. The system will match orders to buy and sell electricity, thus allowing WDVPP to participate in the global energy market, provide energy storage and balancing services, and create a more flexible and efficient energy system.

Both the Company and the Inventor Group have unanimously agreed that the intellectual properties and technologies that have been developed and will have been developed under this and other related patents will never be allowed for warfare purposes under any circumstances.

Hoang Dinh Vo, a member of the Inventor Group, stated: “We look forward to deploying Philux Global Energy, Inc. in order to carry out our vision for a green planet and revolutionize the energy industry by providing energy efficiency and long-lasting benefits to end-users while reducing greenhouse gas emissions and supplying an effective tool to fight climate change.”

Henry Fahman, Chairman and Chief Executive Officer of Philux Global Group, Inc., reiterated : “We are delighted to partner with the Inventor Group of the “Multi-Impulse Energy System” in this destined bond to deliver breakthrough pure energy solutions that will create tremendous long-term benefits for the global community as well as our shareholders, investors and all other stakeholders.”

About Philux Global Energy, Inc.

Philux Global Energy, Inc., is a Wyoming corporation and currently wholly-owned subsidiary of Philux Global Group, Inc., website https://philuxge.com/, set up to hold equity interests in energy-related acquisitions and partnerships, especially to develop and commercialize renewable energy products using geomagnetic energy technology and photon self-sustainable energy technology.

The Company has signed two separate agreements, one with SSE Group JSC to cooperate in the areas of energy efficiency and mitigation of global greenhouse gas (GHG) emissions by commercializing SSE Global Group ‘s photon self-sustainable energy technology and another one with an inventor to produce generators and engines (for spaceships, airplanes, ships, cars, trains, motorcycles, etc.) using the earth’s available geomagnetic energy. The company is in the process of launching products in the U.S. markets.

About PHI Group

(n/k/a Philux Global Group, Inc.)

PHI Group (n/k/a Philux Global Group Inc., www.philuxglobal.com, PHIL) primarily focuses on Philux Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) (www.philuxfunds.com), developing the Asia Diamond Exchange (“ADE”) in conjunction with the proposed International Financial Center in Vietnam and developing the “Multi-Impulse Energy System” to provide superior solutions to improve energy efficiency, reduce greenhouse gas emissions and fight climate change. The Company also engages in mergers and acquisitions and invests in attractive businesses that have large, growing market potential and in select special situations that may substantially enhance long-term shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Philux Global Group Inc., (f/k/a PHI Group, Inc.)

Email: info@philuxglobal.com

Phone: +1-714-973-9227